Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Amendment No. 1 to the Form S-3) and related Prospectus of Pieris Pharmaceuticals, Inc. for the registration of up to $100,000,000 of common stock or preferred stock upon conversion of or exchange for debt securities; common stock upon conversion of or exchange for the preferred stock; common stock, preferred stock or debt securities upon the exercise of warrants, rights, units or performance of purchase contracts; or any combination of these securities upon the performance of purchase contracts and to the incorporation by reference therein of our report dated March 23, 2016 with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Dr. Napolitano	/s/ Christ
Dr. Napolitano	Christ
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

July 28, 2016